UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 14, 2017
(Date of Earliest Event Reported)

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Executive Drive, Suite 340, West Orange, New Jersey 07052
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 14, 2017, New England Institute of Technology at Palm Beach, Inc. (“NEIT”), a wholly-owned subsidiary of Lincoln Educational Services Corporation (the “Company”), entered into a purchase and sale agreement (the “West Palm Sale Agreement”) with Tambone Companies, LLC (“Tambone”), pursuant to which NEIT has agreed to sell to Tambone the real property owned by NEIT located at 2400 and 2410 Metrocentre Boulevard East, West Palm Beach, Florida, including the improvements and other personal property located thereon for a cash purchase price of $16,250,000. The West Palm Sale Agreement contains customary representations, warranties, covenants and conditions to closing for agreements of this type. The Company expects to close on the sale in the second or third quarter of 2017.

Pursuant to a mandatory prepayment provision contained in the Company’s credit agreement with its lenders, the Company is obligated to repay at closing, from the net cash proceeds of the sale, $10 million of the principal amount of its term loan plus a prepayment premium in the amount of $500,000 if closing occurs in the second quarter or $300,000 if closing occurs in the third quarter, plus accrued interest on the principal amount repaid. Notwithstanding the contractual obligation, based on discussions with its lenders, the Company believes that its lenders will agree to reduce the principal amount required to be prepaid from the proceeds of the sale; however, there can be no assurances that any such agreement of the Company’s lenders will be obtained.

The foregoing description of the terms of the West Palm Sale Agreement is qualified in its entirety by reference to the West Palm Sale Agreement, a copy of which is filed as Exhibit 2.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

2.1	Purchase and Sale Agreement, dated March 14, 2017, between New England Institute of Technology at Palm Beach, Inc. and Tambone Companies, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2017

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Scott Shaw
	Name:	Scott M. Shaw
	Title:	Chief Executive Officer and President